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Exhibit 99.1

                               NORTH FORK BANCORP
   275 Broad Hollow Rd., Melville, NY 11747 (516) 844-1004 FAX (516) 694-1536


                                                                PRESS RELEASE


FOR IMMEDIATE RELEASE               Contact: Daniel M. Healy
                                             Executive Vice President
                                             Chief Financial Officer


               NORTH FORK BANCORP ANNOUNCES INCREASE IN NET INCOME
                          FOR THE THIRD QUARTER OF 1999
                AND PROGRESS TOWARDS PENDING MERGER TRANSACTIONS


     MELVILLE, N.Y. - OCTOBER 14, 1999 - NORTH FORK BANCORPORATION, INC. (NYSE:
NFB) reported increased 1999 third quarter earnings of $54.1 million, or diluted earnings per share of $.40, as compared to $52.7 million, or $.37 diluted earnings per share, in 1998. Net income for the nine months ended September 30, 1999 was $166.1 million, or diluted earnings per share of $1.20 which increased 13%, as compared to $1.06 diluted earnings per share or $149.5 million in the prior year nine month period. Average shares outstanding in 1999 were reduced by the Company's previously announced commitment to purchase its shares in open market transactions to satisfy the share exchange ratio in the pending Reliance Bancorp, Inc. purchase transaction, discussed more fully below. Net income for the nine months ended September 30, 1998, excludes merger related restructure charges and special items of $38.6 million ($.28 diluted earnings per share), net of taxes, associated principally with the March 1998 acquisition of New York Bancorp, the parent company of Home Federal Savings Bank. North Fork's return on average equity in the three and nine month periods ended September 30, 1999 exceeded 26% and generated returns on average assets of 1.84% and 1.96%, respectively. "We will achieve our financial goals for the full year and are anxious to complete the integration of our pending acquisitions," stated John Adam Kanas, Chairman, President and Chief Executive Officer.




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     Net interest income for the quarter ended September 30, 1999 was $113.4 million, providing a net interest margin of 4.09%, as compared to $106.4 million and 4.46% for the same period in 1998. On a linked quarter basis in 1999, the net interest margin declined fourteen basis points from the 4.23% recorded in the quarter ended June 30, 1999. Although the net interest income remained at approximately the same level, the net interest margin declined primarily due to an increase in the average cost and volume of short term borrowings. Total deposits at September 30, 1999 were $6.6 billion reflecting increases over September 30, 1998 and June 30, 1999. "The Reliance and Jamaica transactions bring valued core deposits, which will reduce our dependence on borrowings in the future and should reverse the trend of margin decline," said Mr. Kanas. The demand deposit component of total deposits continued its upward trend, a reflection of the Company's ability to convert acquired thrift institutions to its commercial banking model.

     At September 30, 1999, loans were $6.4 billion, or approximately 13% greater than September 1998. Each component of the Company's loan portfolio contributed to this growth, with consumer loans reflecting the largest increase. The Company's consumer loans are principally "A" rated.

     In 1999, non interest income, exclusive of security transactions, reflected gains compared to 1998. Additionally, the core efficiency ratio improved to 34% in both the 1999 third quarter and year to date. In the quarter, the Company purchased approximately $50 million of trust accounts from Republic National Bank for its trust services and asset management business. The Company plans to selectively add profitable fee generating products when similar opportunities arise.

     In August 1999, the Company announced that it had entered into definitive agreements to acquire JSB Financial, Inc. (NYSE:JSB), the parent of Jamaica Savings Bank, and Reliance Bancorp Inc. (NASDAQ:RELY), the parent of Reliance Federal Savings Bank. The Company expects to issue approximately 27.8 and 17.1 million common shares in the JSB and RELY transactions, respectively. JSB will be accounted for as a pooling of interests and RELY as a purchase transaction for financial reporting purposes. Both are tax free exchanges that are expected to close in the first quarter of 2000. RELY will be closed prior to the JSB transaction. Regulatory applications with the FRB, FDIC, NYSBD and OTS have been filed and special shareholder meetings seeking approval for the mergers will be held in January 2000. The Company advised at the time of the RELY announcement on August 30, 1999, that it intends to purchase up to approximately 8.5 million of its common shares. These shares will satisfy in part, the RELY common share exchange with the remainder of the issuable North Fork shares from common stock held by the Company. North Fork held approximately 9 million shares in treasury at the time of the announcement. Since August 30, 1999, approximately 5.2 million North Fork common shares, (including RELY equivalents), have been purchased in open market transactions. While there can be no assurance provided relative to the Company's success in purchasing the remaining or 3.3 million shares, management believes that it can be accomplished prior to the RELY consummation. Subsequent to these acquisitions, North Fork will enjoy a leading New York Metropolitan market share with approximately $15.6 billion in assets, $9.2 billion in deposits and will operate from 150 branch locations.

     The Company is ranked among the top 50 Commercial Bank Holding Companies in the nation and has consistently achieved superior financial returns. More information regarding North Fork and its pending acquisitions of JSB and RELY can be obtained from its website at www.northforkbank.com.



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                         North Fork Bancorporation, Inc.
                                   (NYSE: NFB)
               (In thousands, except ratios and per share amounts)


                                                            Three Months Ended             Nine Months Ended
INCOME STATEMENT HIGHLIGHTS                              Sept. 30,     Sept. 30,        Sept. 30,      Sept. 30,
                                                           1999           1998            1999          1998
                                                         ------------------------       ------------------------
         Interest Income                                 $ 208,221      $ 188,110        $ 604,444     $ 560,984
         Interest Expense                                   94,857         81,735          267,591       245,888
                                                         ---------      ---------        ---------     ---------
              Net Interest Income                          113,364        106,375          336,853       315,096
         Provision for Loan Losses                           1,250          1,000            3,750         3,000
                                                         ---------      ---------        ---------     ---------
Net Interest Income after Provision for Loan Losses        112,114        105,375          333,103       312,096
                                                         ---------      ---------        ---------     ---------

Non-Interest Income:
         Fees and Service Charges on Deposit Accounts        7,807          6,583           21,233        19,476
         Investment Mgmt., Commissions and Trust Fees        3,776          4,324           12,348         9,811
         Mortgage Banking Operations                           946          1,002            2,845         3,065
         Other Operating Income                              2,808          2,767            7,888         9,236
         Net Securities Gains                                  180          3,116            9,900         4,834
                                                         ---------      ---------        ---------     ---------
Total Non-Interest Income                                   15,517         17,792           54,214        46,422
                                                         ---------      ---------        ---------     ---------

Non-Interest Expense:
         Other Operating Expenses                           38,035         35,742          112,943       109,866
         Amortization of Intangible Assets                   2,108          2,188            6,267         6,403
         Capital Securities Costs                            4,211          4,211           12,633        12,633
                                                         ---------      ---------        ---------     ---------
Total Non-Interest Expense                                  44,354         42,141          131,843       128,902
                                                         ---------      ---------        ---------     ---------

         Earnings Before Income Taxes                       83,277         81,026          255,474       229,616
         Provision for Income Taxes                         29,147         28,359           89,416        80,076
                                                         ---------      ---------        ---------     ---------
              Net Income before Special Items             $ 54,130       $ 52,667        $ 166,058     $ 149,540
               Less: Merger Related Restructure Charge
                     and Special Items, net of taxes (1)        --             --               --       (38,601)
                                                         ---------      ---------        ---------     ---------
Net Income                                                $ 54,130      $  52,667        $ 166,058     $ 110,939
                                                         =========      =========        =========     =========

         Earnings Per Share - Basic(1)                       $0.40          $0.37            $1.21         $1.06
         Earnings Per Share - Diluted(1)                     $0.40          $0.37            $1.20         $1.06
         Average Shares Outstanding - Basic                134,484        141,811          137,342       140,547
         Average Shares Outstanding - Diluted              135,264        142,734          138,197       141,680
         Cash Dividends per Share                           $0.150         $0.125           $0.450        $0.375
         Return on Average Total Assets(1)                    1.84%          2.07%            1.96%         2.00%
         Return on Average Stockholders' Equity(1) (2)       26.17%         24.68%           26.33%        24.86%
         Yield on Interest Earning Assets(3)                  7.43%          7.85%            7.52%         7.94%
         Cost of Funds                                        4.14%          4.19%            4.07%         4.22%
         Net Interest Margin(3)                               4.09%          4.46%            4.22%         4.48%
         Core Efficiency Ratio(4)                            33.73%         34.47%           34.17%        35.67%




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                         North Fork Bancorporation, Inc.
                                   (NYSE: NFB)
               (In thousands, except ratios and per share amounts)

                                                      Sept. 30,          June 30,        December 31,        Sept. 30,
BALANCE SHEET HIGHLIGHTS                                 1999              1999              1998               1998
------------------------                            --------------------------------------------------------------------
Total Assets                                        $ 11,914,847      $ 11,522,285        $ 10,679,556       $ 10,224,071
Loans, net                                             6,386,042         6,063,611           5,714,293          5,655,875
Allowance for Loan Losses                                 68,950            69,390              71,759             73,606
Securities Available-for-Sale                          3,598,197         3,515,280           2,980,223          3,188,063
Securities Held-to-Maturity                            1,279,978         1,340,653           1,571,545            988,814
Intangible Assets                                         81,052            82,109              84,676             92,579
Demand Deposits                                        1,461,517         1,437,155           1,263,105          1,113,162
Interest Bearing Deposits                              5,109,381         5,052,312           5,164,517          5,356,111
Borrowings                                             4,170,416         3,849,796           2,990,096          2,470,096
Capital Securities                                       199,308           199,301             199,289            199,283
Stockholders' Equity                                     717,576           804,278             831,250            873,027
Book Value Per Share                                       $5.38             $5.79               $5.89              $6.09
Actual Shares Outstanding                                133,316           138,822             141,072            143,295

SELECTED FINANCIAL HIGHLIGHTS

CAPITAL RATIOS:
-------------------------------------------
Risk Based Capital
         Tier 1                                            12.76%            14.52%              15.19%             16.58%
         Total                                             13.75%            16.39%              15.57%             17.83%
         Leverage Ratio                                     7.65%             8.50%               9.09%              9.68%


ASSET QUALITY:
--------------------------------------------

Non-Performing Loans                                    $ 15,318          $ 13,876            $ 15,276           $ 17,123
Other Real Estate                                            462               646               3,217              3,269
                                                      -------------------------------------------------------------------
Total Non-Performing Assets                             $ 15,780          $ 14,522            $ 18,493           $ 20,392
                                                      ====================================================================

Restructured, Accruing Loans                            $     --          $     --            $    584           $  4,298

Allowance for Loan Losses to Non-Performing Loans            450%              500%                470%               430%

Allowance for Loan Losses to Total Loans, net               1.08%             1.14%               1.26%              1.30%

Non-Performing Loans to Total Loans, net                    0.24%             0.23%               0.27%              0.30%





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                  Notes to September 30, 1999 Earnings Release

(1) Merger Related Restructure Charge and Special Items incurred in March 1998 were comprised of a $52.5 million merger related restructure charge, an additional $11.5 million loan loss provision, a $6 million write-down of intangible assets, securities losses of $2.5 million, and $1.8 million of other operating expenses (net of $20.7 million in tax benefit). Tax items included a charge of $5 million related to the recapture of Home Federal's bad debt reserve for State and Local tax purposes and a benefit of $20 million, which resulted from a corporate reorganization. Diluted earnings per share, return on average assets and return on average equity for the nine months ended September 30, 1998 including these items was $0.78, 1.48% and 18.44%, respectively.

(2)  Excludes the effect of the SFAS No. 115 adjustment.

(3)  Presented on a tax equivalent basis.

(4) The core efficiency ratio is defined as the ratio of non-interest expense, net of other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and other non-interest income, net of securities gains and other non-recurring items.






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